Exhibit 4.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made and entered into as of November 20, 2023 by and between Gold Bullion Holdings (Jersey) Limited (“GBH”), a company incorporated in Jersey with registered number 87321 and whose registered office is at 28 Esplanade, St. Helier, JE2 3QA, Jersey, and WisdomTree, Inc. (the “Company”), a Delaware corporation with its principal place of business at 250 West 34th Street, 3rd Floor, New York, New York 10119, USA (each of the Company, and GBH, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, GBH and the Company are parties to that certain Investor Rights Agreement, dated May 10, 2023 (the “IRA”);

WHEREAS, GBH and the Company have entered into that certain Stock Repurchase Agreement as of the date hereof (the “Stock Repurchase Agreement”), whereby the Parties seek to effectuate a repurchase of 13,087 shares of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share, by the Company from GBH; and

WHEREAS, in connection with the entry into the Stock Repurchase Agreement, the Parties wish to terminate the IRA effective upon the Repurchase Closing, as that term is defined in the Stock Repurchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the IRA.

2. Termination of IRA. The IRA is hereby terminated in its entirety as of the time of the Repurchase Closing, as such term is defined in the Stock Repurchase Agreement (the “Termination Date”). As of the Termination Date, the IRA shall be null and void and of no further force or effect, with no further right, benefit, liability or obligation of any party thereto and all other rights and obligations thereunder shall be forever terminated and discharged notwithstanding any other term to the contrary. As of the Termination Date, this Agreement shall operate as a full and complete waiver of all of the obligations of the Parties under the IRA.

3. Representations and Warranties. Each Party hereby represents and warrants to the other Party that: (a) it has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution and the delivery of this Agreement by such Party have been duly authorized by all necessary corporate action on the part of such Party; and (c) this Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

4. Miscellaneous.

(a) Governing Law; Submission to Jurisdiction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each of the Company and GBH hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF THE COMPANY AND GBH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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(b) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(c) Sections 5.7, 5.8, 5.11, 5.13 and 5.16 of the Stock Repurchase Agreement shall be deemed to be incorporated by reference in this Agreement mutatis mutandis, for the term of this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

WISDOMTREE, INC.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer

GOLD BULLION HOLDINGS (JERSEY) LIMITED

By:	/s/ M G Cudlipp
Name:	M G Cudlipp
Title:	Director

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